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Exhibit 10.2

EMPLOYMENT AGREEMENT

        AGREEMENT, made and entered into as of the 15th day of February, 2005 by and between Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (together with its successors and assigns, the "Company"), and Victor Hartmann (the "Executive").

W IT N E S S E T H

        WHEREAS, the Company has offered to employ the Executive as the Executive Vice President—Strategic and Corporate Development of the Company;

        WHEREAS, the Company and the Executive desire to enter into an employment agreement, which shall set forth the terms of such employment (this "Agreement"); and

        WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

        NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (each individually a "Party", and together the "Parties") agree as follows:

1.
DEFINITIONS.

        (a)   "Base Salary" shall mean the Executive's base salary in accordance with Section 4 below.

        (b)   "Board" shall mean the Board of Directors of the Company.

        (c)   "Cause" shall mean (i) the Executive is convicted of a crime involving moral turpitude, or (ii) the Executive commits a material breach of any provision of this Agreement, or (iii) the Executive, in carrying out his duties, acts or fails to act in a manner which is determined, in the sole discretion of the Board, after written notice of any such act or failure to act and a reasonable opportunity to cure the deficiency has been provided to the Executive, to be (A) willful gross neglect or (B) willful gross misconduct resulting, in either case, in material harm to the Company unless such act, or failure to act, was believed by the Executive, in good faith, to be in the best interests of the Company.

        (d)   a "Change of Control" shall be deemed to have occurred if either:

    (i)
    any "person" or "group" as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Act"), becomes a beneficial owner, as such term is used in Rule 13d-3 promulgated under the Act, of securities of the Company representing more than 50% of the combined voting power of the outstanding securities of the Company having the right to vote in the election of directors (any such owner being herein referred to as an "Acquiring Person");

    (ii)
    a majority of the Company's Board at any time during the Term of this Agreement consists of individuals other than individuals nominated or approved by a majority of the Disinterested Directors;

    (iii)
    all or substantially all the business or assets of the Company are sold or disposed of, or the Company or a Subsidiary of the Company combines with another company pursuant to a merger, consolidation, or other similar transaction, other than (1) a transaction solely for the purpose of reincorporating the company in a different jurisdiction or recapitalizing or reclassifying the Company's stock, or (2) a merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity immediately after the merger or consolidation.

        (e)   "Common Stock" shall mean the common stock of the Company.

        (f)    "Competitive Activity" shall mean engagement directly or indirectly, individually or through any corporation, partnership, joint venture, trust, limited liability company or person, as an officer, director, employee, agent, consultant, partner, proprietor, shareholder or otherwise, in any business associated with the biopharmaceutical or pharmaceutical industry which, in the sole discretion of the Company, is determined to compete with the business of the Company, or any of its affiliates, at any place in which it, or any such affiliate, is then conducting its business, or at any place where products manufactured or sold by it, or any such affiliate, are offered for sale, or any place in the United States or any possessions or protectorates thereof, provided, however, that ownership of five percent (5%) or less of the outstanding voting securities or equity interests of any company shall not in itself be deemed to be competition with the Company.

        (g)   "Disability" or "Disabled" shall mean a disability as determined under the Company's long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a "disability" as defined under Internal Revenue Code ("Code") Section 22(e)(3); provided that, for purposes of any arrangement subject to or deemed subject to the provisions of Code Section 409A, the following definition of "Disability" or "Disabled" shall apply: an individual is "Disabled" or has a "Disability" if he or she is unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of no less than 12 months. Alternatively, an individual is considered disabled if he or she is, because of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of at least 12 months, receiving income replacement benefits for a period of not less than three months under the Company's long-term disability plan.

        (h)   "Disinterested Director" shall mean any member of the Company's Board (i) who is not an officer or employee of the Company or any of their subsidiaries, (ii) who is not an Acquiring Person or an affiliate or associate of an Acquiring Person or of any such affiliate or associate and (iii) who was a member of the Company's Board prior to the date of this Agreement or was recommended for election or elected by a majority of the Disinterested Directors on the Company's Board at the time of such recommendation or election.

        (i)    "Effective Date" shall mean the first date written above.

        (j)    "Good Reason" shall mean that, without the Executive's consent, one or more of the following events occurs during the term of this agreement, and the Executive, of his own initiative, terminates his employment:

    (i)
    The Executive is assigned to any material duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities customarily associated with the Executive's position and office as described in Section 3, provided that such reassignment of duties or responsibilities is not for Cause, or due to Executive's Disability, and is not at the Executive's request;

    (ii)
    The Executive suffers a reduction in the authorities, duties, and responsibilities customarily associated with his position and office as described in Section 3 on the basis of which Executive makes a determination in good faith that Executive can no longer carry out such position or office in the manner contemplated at the time this Agreement was entered into, provided that such reduction in the authorities, duties or responsibilities is not for Cause, or due to Executive's Disability, and is not at the Executive's request;

    (iii)
    The Executive's Base Salary is decreased;

    (iv)
    The principal executive office of the Company, or the Executive's own office location as assigned to him by the Company at the Effective Date is relocated to a place thirty-five (35) or more miles away, without the Executive's agreement; or

    (v)
    Failure of the Company's successor, in the event of a Change of Control, to assume all obligations and liabilities of this Agreement; or

    (vi)
    The Company shall materially breach any of the terms of this Agreement.

        (k)   "Pro-Rata Share of Restricted Stock" for any period shall mean, for any grant of restricted stock as to which the Company's repurchase right lapses ratably over a specified period (e.g. in equal annual increments over four years), that number of shares as to which the Company's repurchase right with respect to those shares would have lapsed if the Executive's employment by the Company had continued for such period. For any other shares of restricted stock, "Pro-Rata Share of Restricted Stock" shall mean, as to any shares of restricted stock which were granted on the same date and as to which the Company's repurchase right lapses on the same date, that portion of such shares calculated by multiplying the number of shares by a fraction, the numerator of which is the number of days that have passed since the date of grant, plus the number of days in the period in question, and the denominator of which is the total number of days from the date of the grant until the date (without regard to any provisions for earlier vesting upon achievement of a specified goal) on which the Company's repurchase right would lapse under the terms of the grant.

        (l)    "Severance Pay" shall mean an amount equal to the sum of the Base Salary in effect on the date of termination of Executive's employment, plus the amount of the Target Bonus for the Executive for the year in which the Executive's employment is terminated, divided by twelve (12) (each of the 12 shares to constitute a "month's" Severance Pay); provided, however, that in the event Executive terminates his employment for Good Reason based on a reduction in Base Salary, then the Base Salary to be used in calculating Severance Pay shall be the Base Salary in effect immediately prior to such reduction in Base Salary.

        (m)  "Subsidiary" shall mean a corporation of which the Company owns 50% or more of the combined voting power of the outstanding securities having the right to vote in an election of directors, or any other business entity in which the Company directly or indirectly has an ownership interest of 50% or more.

        (n)   "Target Bonus" shall mean a bonus for which the Executive is eligible on an annual basis, at a level consistent with his title and responsibilities, under the Company's bonus program then in effect and applicable to the Company's senior executives generally, in such amount as may be determined in the sole discretion of the Board.

2.
TERM OF EMPLOYMENT.

        The Company hereby employs the Executive, and the Executive hereby accepts such employment, commencing on the Effective Date and continuing until termination in accordance with the terms of this Agreement. The period during which the Executive is employed hereunder is referred to in this Agreement as "term of employment" or the "term of the agreement".

3.
POSITION, DUTIES AND RESPONSIBILITIES.

        On the Effective Date and continuing for the remainder of the term of employment, the Executive shall be employed as the Executive Vice President, Strategic & Corporate Development of the Company, and shall be responsible for portfolio management of the Company's development-stage product portfolio and for management of the Company's business and corporate development activities. The Executive will be a member of the senior management team, which oversees operations for the pharmaceutical business worldwide. The Executive shall represent and serve the Company faithfully, conscientiously and to the best of the Executive's ability and shall promote the interests, reputation and current and long term plans, objectives and policies of the Company. The Executive shall devote all of the Executive's time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive's duties may reasonably require, to the duties of the Executive's employment, provided, however, nothing set forth herein shall prohibit the Executive from engaging in other activities to the extent such activities do not impair the ability of the Executive to perform his duties and obligations under this Agreement, nor are contrary to the interests, reputation, current and long term plans, objectives and policies of the Company. The Executive, in carrying out his duties under this Agreement, shall report to the President of the Company.

4.
BASE SALARY.

        The Executive's initial annualized Base Salary shall be $429,000, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed no less frequently than annually, and any increase thereto (which shall thereafter be deemed the Executive's Base Salary) shall be solely within the discretion of the Board.

5.
TARGET BONUS/INCENTIVE COMPENSATION PROGRAM.

        (a)   Target Bonus Program: The Executive shall participate in the Company's Target Bonus program (and other incentive compensation programs) applicable to the Company's senior executives, as any such programs are established and modified from time to time by the Board in its sole discretion, and in accordance with the terms of such program.

        (b)   Sign-On Cash Bonus: The Executive shall receive a sign-on cash bonus in the amount of $150,000 payable (with appropriate deductions as required by law) to the Executive at the first regular pay date applicable to the Executive after the Effective Date. In the event the Executive terminates this Agreement without "Good Reason" during the period commencing on the Effective Date and ending on the first anniversary of the Effective Date, the Executive shall repay the sign-on cash bonus to the Company within thirty (30) days of such termination.

        (c)   Sign-On Stock Option Grant: The Executive shall be granted a stock option under the Company's existing stock option plan to purchase 150,000 shares of the Company's common stock at a price equal to the Fair Market Value of Vertex's shares, as defined in the Company's 1996 Stock and Option Plan, on the Effective Date. The option will vest and become exercisable as to equal numbers of shares of stock quarterly in arrears over the five (5) year period commencing on the Effective Date, and as otherwise specified herein and in the Company's stock option plan, and shall be subject to the other terms and conditions specified in a separate grant agreement.

        (d)   Sign-On Restricted Stock Grant: The Executive will purchase, in accordance with the terms of a Restricted Stock Agreement executed and delivered to the Company by the Executive on the Effective Date, 70,000 shares of the Company's Common Stock, at a purchase price per share of $0.01. The Company will retain the right to repurchase these shares at $.01 per share purchase price should the Executive cease to be employed by the Company either voluntarily or through "for cause" termination, but this repurchase right will lapse, as to 20,000 shares of the stock, on the first anniversary of the Effective Date, and as to 25,000 shares of the stock on the third anniversary of the Effective Date. The repurchase right will lapse as to the remaining 25,000 shares of the stock at the earlier of the fifth anniversary of the Effective Date, or achievement of Company Profitability (as defined in the Restricted Stock Agreement) for four consecutive financial quarters, all as set forth in the Restricted Stock Agreement.

6.
LONG-TERM INCENTIVE COMPENSATION PROGRAMS.

        During the term of employment, the Executive shall be eligible to participate in the Company's long-term incentive compensation programs applicable to the Company's senior executives, as such programs may be established and modified from time to time by the Board in its sole discretion.

7.
EMPLOYEE BENEFIT PROGRAMS.

        During the term of employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements offered by the Company from time to time to its senior executives, to the same extent and on the same terms applicable to other senior executives.

8.
REIMBURSEMENT OF BUSINESS EXPENSES.

        During the term of employment, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for all such reasonable business expenses reasonably incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

9.
RELOCATION REIMBURSEMENT:

        The Executive will be promptly reimbursed for out-of-pocket expenses reasonably and necessarily incurred by him from the commencement date of his employment through July 01, 2005 in connection with the following items:

  •
  Temporary housing for the Executive in the greater Boston metropolitan area reasonably acceptable to the Executive and the Company, pending a permanent move to Boston.

  •
  Travel expenses associated with commuting from time to time, to and from the Executive's current home in France, prior to the Executive's permanent move to the Boston area, but no more than one round-trip per month.

  •
  One-time moving and transportation costs associated with the relocation of the Executive's household goods (the "Relocation Cost") to the Boston metropolitan area. The Company will continue to make Relocation Cost reimbursement available after July 01, 2005 (but in any event no longer than one year after the Effective Date) in the event the Executive is engaged beyond that time in actual and substantial efforts to relocate his household to the Boston metropolitan area (for example, in the event that the purchase of the Executive's Boston-area home is delayed by the seller beyond July 01, 2005).

  •
  Such other relocation benefits as described in the Company's Relocation Policy previously delivered to the Executive, to the extent not inconsistent with the provisions of this Agreement.

        All reimbursement amounts will be "grossed up" as necessary to provide the Executive with the expense benefit on a post-tax basis.

        In the event the Executive voluntarily terminates his employment or if his employment is terminated by the Company for Cause during the twelve-month period following the Effective Date, the Executive will be required to repay the aggregate relocation benefit provided to him by the Company within thirty (30) days of the termination date. Termination of employment for Good Reason (as defined below), or death or for disability or as a result of a Change of Control (as defined below) shall be deemed an involuntary termination.

10.
VACATION.

        During the term of employment, the Executive shall be entitled to paid vacation days each calendar year in accordance with the Company's vacation policy then in effect, but in any event he shall be entitled to not less than four weeks paid vacation per year.

11.
TERMINATION OF EMPLOYMENT.

        (a)   Termination Due to Death or Disability. In the event Executive's employment is terminated due to Executive's death or Disability, the term of employment shall end as of the date of the

Executive's death or termination of employment due to Disability, and Executive, his estate and/or beneficiaries, as the case may be, shall be entitled to the following:

    (i)
    Base Salary earned by Executive but not paid through the date of termination under this Section 11(a);

    (ii)
    all long-term incentive compensation awards earned by Executive but not paid prior to the date of termination under this Section 11(a);

    (iii)
    a pro rata Target Bonus award for the year in which termination under this Section 11(a) occurs as determined in its sole discretion by the Board of Directors;

    (iv)
    all stock options held by the Executive as of the date of termination under this Section 11(a) that are not exercisable as of that date shall be deemed to have been held by the Executive for an additional 12 months, for purposes of vesting and exercise rights, and any stock options which are deemed exercisable as a result thereof shall remain exercisable as provided in Section 11(a)(v) below;

    (v)
    all exercisable stock options held by the Executive as of the date of termination under this Section 11(a) shall remain exercisable until the earlier of (1) the end of the 1-year period following the date of termination, or (2) the date the option would otherwise expire;

    (vi)
    any amounts earned, accrued or owing to the Executive but not yet paid under Sections 6, 7, 8, or 9 above, and in the event of termination due to Disability, benefits due to Executive under the Company's then-current disability program;

    (vii)
    six months of Severance Pay, commencing on the first day of the month following the month in which termination under this Section 11(A) occurred; and

    (viii)
    the Company's repurchase right with respect to shares of restricted stock held by the Executive shall lapse with respect to the Pro-Rata Share of Restricted Stock. The "period" referenced in the first sentence of the definition of "Pro-Rata Share of Restricted Stock," and the "period in question" referenced in the second sentence of that definition shall be 12 months.

        (b)   Termination by the Company for Cause; or Termination by the Executive without Good Reason. In the event the Company terminates the Executive's employment for Cause, or if Executive terminates his employment without Good Reason, the term of employment shall end as of the date specified below, and the Executive shall be entitled to the following:

    (i)
    Base Salary earned by Executive but not paid through the date of termination of Executive's employment under this Section 11(b);

    (ii)
    any amounts earned, accrued or owing to the Executive but not yet paid under Sections 6, 7, 8, or 9 above; and

    (iii)
    a pro rata Target Bonus award for the year in which termination under this Section 11(b) occurs, as determined in its sole discretion by the Board of Directors.

        Termination by Company for Cause shall be effective as of the date noticed by the Company. Termination by Executive without Good Reason shall be effective upon 90 days' prior written notice to the Company, and shall not be deemed a breach of this Agreement.

        In the event of termination by Executive without Good Reason, the Company may elect to waive the period of notice, or any portion thereof, and, if the Company so elects, the Company will pay the Executive his Base Salary for the notice period or for any remaining portion thereof.

        (c)   Termination by the Company Without Cause; or Termination by the Executive for Good Reason. If the Executive's employment is terminated by the Company without Cause (other than due to death or Disability), or is terminated by the Executive for Good Reason, the Executive shall be entitled to the following:

    (i)
    Base Salary earned by Executive but not paid through the date of termination of Executive's employment under this Section 11(c);

    (ii)
    all long-term incentive compensation awards earned by Executive but not paid prior to the date of termination of Executive's employment under this Section 11(c);

    (iii)
    Twelve months of Severance Pay, commencing on the first day of the month following the month during which the Executive's employment is terminated under this Section 11(c); provided, however, that if the Executive dies while receiving benefits under this Section, all payments shall immediately cease, but in no event shall the Executive or his estate or beneficiaries receive less than a total of six months of Severance Pay.

    (iv)
    a pro rata Target Bonus award for the year in which the termination of the Executive's employment occurs under this Section 11(c), as determined in its sole discretion by the Board of Directors;

    (v)
    all exercisable stock options held by the Executive as of the date of the termination of his employment under this Section 11(c) shall remain exercisable until the earlier of (1) the end of the one-year period following the date of the termination of his employment or (2) the date the stock option would otherwise expire;

    (vi)
    all stock options held by the Executive as of the date of termination under this Section 11(c) that are not exercisable as of that date shall be deemed to have been held by the Executive for an additional 18 months, for purposes of vesting and exercise rights, and any stock options which become exercisable as a result thereof shall remain exercisable as provided in Section 11(c)(v) above;

    (vii)
    any amounts earned, accrued or owing to the Executive but not yet paid under Sections 6, 7, 8, or 9 above;

    (viii)
    continued participation, as if the Executive were still an employee, in the Company's medical, dental, hospitalization and life insurance plans in which Executive participated on the date of termination of employment under this Section 11(c), until the earlier of:

              (A)  the end of the period during which Severance Pay is payable under Section 11(D)(iii) above; or

              (B)  the date, or dates, the Executive receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis);

provided, however, that:

              (C)  if the Executive is (i) precluded from continuing his participation in medical, dental, hospitalization and life insurance plans as provided in Section 11(c)(viii) because Executive is not an employee of the Company, and (ii) not receiving equivalent coverage and benefits through a subsequent employer, Executive shall be provided with the after-tax economic equivalent of the benefits provided under the plan, program or arrangement in which Executive is unable to participate for the period specified in Section 11(c)(viii). The economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining an equivalent benefit himself on an individual basis. Payment of such after tax economic equivalent shall be made quarterly in advance; and

    (ix)
    the Company's repurchase right with respect to shares of restricted stock held by the Executive shall lapse with respect to the Pro-Rata Share of Restricted Stock. The "period" referenced in the first sentence of the definition of "Pro-Rata Share of Restricted Stock," and the "period in question" referenced in the second sentence of that definition shall be 18 months.

        Notwithstanding anything to the contrary in this Section 11, the terms of any Option Agreement or Restricted Stock Agreement shall govern the acceleration, if any, of vesting or lapsing of the Company's repurchase rights, as applicable, except to the extent that the terms of this Employment Agreement are more favorable to the Executive. To the extent any of the payments provided in this Section 11 are deemed to constitute nonqualified deferred compensation for purposes of Internal Revenue Code Section 409A, payment of any portion thereof that otherwise would be paid to the Executive prior to the date that is six months after the date on which the Executive's employment is terminated under this Section 11 (the "Deferred Payment Date") shall be paid to the Executive on the Deferred Payment Date.

12.
MITIGATION.

        In the event of any termination of this Agreement, Company is hereby authorized to offset against any Severance Pay due the Executive during the period for which Severance Pay is due under Section 11 any remuneration earned by the Executive during that period and attributable to any subsequent employment or engagement that the Executive may obtain. Executive shall provide Company written notice of subsequent employment or engagement no later than five (5) business days after commencement by Executive of such employment or engagement.

13.
CONFIDENTIALITY; ASSIGNMENT OF RIGHTS.

        (a)   During the term of employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer of the company or other entity that has provided such information to the Company, which Executive acquires during the term of employment, including but not limited to records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, or (iii) as to such confidential information that becomes generally known to the public or trade without violation of this Section 13(a).

        (b)   The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the "rights") which during the term of employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company's business or arise out of any work Executive performs or information Executive receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further remuneration in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

14.
NONCOMPETITION; NONSOLICITATION.

        (a)   Notwithstanding any of the provisions herein to the contrary, in the event that the Executive's employment with the Company is terminated for any reason other than due to Executive's death or termination by Executive for Good Reason, the Executive shall not engage in Competitive Activity for a period not to exceed the lesser of 12 months from the date of termination under such applicable provision listed above or the maximum length of time allowed under then current Massachusetts law. The Company may, at its election, waive its rights of enforcement under this Section 14(a).

        (b)   The Parties acknowledge that in the event of a breach or threatened breach of Sections 13 or 14(a), the Company shall not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach of Sections 13 or 14(a), the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Sections 13 or 14(a) above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Sections 13 or 14(a) including the recovery of damages.

15.
ASSIGNABILITY; BINDING NATURE.

        This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

16.
REPRESENTATIONS.

        The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

17.
ENTIRE AGREEMENT.

        This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

18.
AMENDMENT OR WAIVER.

        No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

19.
SEVERABILITY.

        In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

20.
SURVIVORSHIP.

        The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

21.
BENEFICIARIES/REFERENCES.

        The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

22.
GOVERNING LAW/JURISDICTION.

        This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflict of laws.

23.
RESOLUTION OF DISPUTES.

        Any disputes arising under or in connection with this Agreement may, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in Massachusetts in accordance with the Rules and Procedures of the American Arbitration Association. If arbitration is elected, the Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the two arbitrators shall select a third arbitrator, and the three arbitrators shall form an arbitration panel which shall resolve the dispute by majority vote. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Costs of the arbitrator or arbitrators and other similar costs in connection with an arbitration shall be shared equally by the Parties; all other costs, such as attorneys' fees incurred by each Party, shall be borne by the Party incurring such costs.

24.
NOTICES.

        All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Vertex Pharmaceuticals Incorporated 130 Waverly Street Cambridge, MA 02139-4242 Attn: Chairman of the Board with copies to: General Counsel Vice President of Human Resources
If to the Executive:	Victor Hartmann at his home address then listed in the Company's payroll records

        Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

25.
HEADINGS.

        The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

26.
COUNTERPARTS.

        This Agreement may be executed in two or more counterparts.

27.
SPECIAL AMENDMENT.

        It is the intention of the Company and the Executive that this Agreement and the payments provided for herein meet the requirements of Internal Revenue Code Section 409A, to the extent applicable to the Agreement and such payments. Recognizing such intent and the lack of guidance currently available under Section 409A, the Company and the Executive agree to cooperate in good faith in preparing and executing, at such time as sufficient guidance is available under Section 409A and from time to time thereafter, such amendments to this Agreement as the Executive may reasonably request solely for the purpose of assuring that this Agreement and the payments provided hereunder meet the requirements of Section 409A.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Vertex Pharmaceuticals Incorporated
/s/ JOSHUA S. BOGER Joshua S. Boger Chairman & Chief Executive Officer
Executive
/s/ VICTOR HARTMANN Victor Hartmann

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  Exhibit 10.2